Exhibit 10.1

Agreement

by and among

CGI HOLDING CORPORATION d/b/a THINK PARTNERSHIP INC.

RESO MERGER SUB, INC.

REAL ESTATE SCHOOL ONLINE INC.

and

PERRY JOHANNESBURG

DATED AS OF JULY 14, 2005

1

Table of Contents

ARTICLE I DEFINITIONS

ARTICLE II THE MERGER
2.1	The Merger
2.2	Effective Time
2.3	Effect of the Merger
2.4	Articles of Incorporation and Bylaws
2.5	Directors and Officers
2.6	Effect on RESO Capital Stock
2.7	Cancellation of Shares
2.8	Stock Options; Warrants
2.9	Capital Stock of RESO Merger Sub
2.10	Adjustments to the Consideration
2.11	Taking Necessary or Further Action

ARTICLE III RESTRICTIONS ON TRANSFER: REGISTRATION
3.1	Restrictions on Transfer
3.2	Registration

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND RESO
4.1	Organization and Qualification
4.2	Subsidiaries
4.3	Charter, Bylaws and Corporate Records
4.4	Authorization; Enforceability
4.5	No Violation or Conflict
4.6	Governmental Consents and Approvals
4.7	Capital Structure
4.8	Financial Statements
4.9	Conduct in the Ordinary Course; Absence of Changes
4.10	Property
4.11	Personal Property
4.12	Board Approval
4.13	Insurance
4.14	Permits
4.15	Taxes
4.16	Labor Matters
4.17	Employees and Related Agreements; ERISA
4.18	Environmental and Health/Safety Matters
4.19	Certain Interests
4.20	Litigation

4.21	Intellectual Property
4.22	Inventories
4.23	Receivables
4.24	Residency; Investment Sophistication; Backgrounds
4.25	Brokers
4.26	Cash on Hand in Checking and Savings Accounts
4.27	Liabilities and Indebtedness
4.28	Contracts
4.29	Domain Names
4.30	Spyware/Adware
4.31	Compliance with Laws Governing Real Estate Schools in Florida
4.32	Material Information

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THK AND RESO MERGER SUB
5.1	Organization and Qualification
5.2	Capital Structure
5.3	Authorization; Enforceability
5.4	No Violation or Conflict
5.5	Governmental Consents and Approvals
5.6	Litigation
5.7	Interim Operations
5.8	Brokers
5.9	Material Information

ARTICLE VI CLOSING DELIVERIES/CONDITIONS PRECEDENT
6.1	RESO/Shareholder Deliveries
6.2	THK/RESO Merger Sub Deliveries
6.3	Conditions Precedent
6.4	Termination
6.5	Business Prior to the Closing Date

ARTICLE VII EMPLOYMENT MATTERS
7.1	Current Employees
7.2	Management of Surviving Corporation

ARTICLE VIII EARNOUT

ARTICLE IX INDEMNIFICATION
9.1	Survival of Representations and Warranties
9.2	Indemnification
9.3	Third Party Claim

ARTICLE X TAX MATTERS
10.1	Tax Returns
10.2	Contest Provisions
10.3	Assistance and Cooperation

10.4	S Corporation

ARTICLE XI WARRANTS
11.1	Grant
11.2	Warrant

ARTICLE XII MISCELLANEOUS
12.1	Notices
12.2	Entire Agreement
12.3	Binding Effect
12.4	Assignment
12.5	Modifications and Amendments
12.6	Waivers
12.7	No Third Party Beneficiary
12.8	Severability
12.9	Publicity
12.10	Governing Law
12.11	Counterparts; Facsimile Signatures
12.12	Headings
12.13	Expenses
12.14	Further Assurances
12.15	Arbitration
12.16	Incorporation by Reference

EXHIBITS

Exhibit A	Employment Agreement
Exhibit B	Articles of Merger and Plan of Merger
Exhibit C	Registration Rights Agreement
Exhibit D	Irrevocable Instruction Letter to Colonial Stock Transfer Co. Inc.
Exhibit E	Form of Warrant

SCHEDULES

Schedule 4.1	Organization and Qualification
Schedule 4.8	Financial Statements
Schedule 4.10(a)	Owned Property
Schedule 4.10(b)	Owned Property Lease
Schedule 4.10(c)	Leased Property
Schedule 4.11	Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.17	Employee Benefit Plans
Schedule 4.18(h)	Environmental Audits
Schedule 4.18(i)	Asbestos Containing Material
Schedule 4.18(j)	Hazardous Substances
Schedule 4.19	Personally Owned Assets
Schedule 4.21	List of Domain Names
Schedule 4.25	Brokers
Schedule 4.26	Cash on hand/Banks and Brokerage Accounts
Schedule 5.1	Organization and Qualification
Schedule 5.2(a)	Capital Structure
Schedule 5.2(b)	Capital Commitments
Schedule 5.5	Governmental Consents and Approvals
Schedule 5.6	Litigation
Schedule 7.1	Employees/Salary Letter

AGREEMENT

This Agreement (this “Agreement”) made and entered into this 14th day of July, 2005, by and among CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC., a Nevada corporation (“THK”), RESO MERGER SUB, INC., a Florida corporation and wholly owned subsidiary of THK (“RESO Merger Sub”), REAL ESTATE SCHOOL ONLINE INC., a Florida corporation (“RESO”), and Perry Johannesburg (the “Shareholder”).  THK, RESO Merger Sub, RESO and the Shareholder are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, RESO is a real estate school, offering online and CD-ROM real estate licensing courses in Florida (collectively, the “Business”); and

WHEREAS, the board of directors and shareholders (to the extent required) of each of THK, RESO Merger Sub and RESO have each approved this Agreement and the merger of RESO with and into RESO Merger Sub (the “Merger”), in accordance with the laws of the State of Florida, and the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of the Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of the Person.

“Aggregate Earnings”  shall mean the aggregate Earnings for the Eight Quarters.

“Audited Financials” shall have the meaning ascribed in Article IV, Section 4.8 hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of Chicago, Illinois.

“Business Interests” means the ownership of up to (but not more than) 1% of any class of securities of an enterprise (but without otherwise participating, directly or indirectly, in the management or operations of the enterprise) if the securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Change of Control of THK” means (1) (a) a merger, reorganization or other business combination in which THK is a party but is not the surviving entity, unless the sole purpose of the merger is to change THK’s domicile, and (b) within a six-month period after the transaction, a majority of the members of the board of directors of THK are not either (i) the same individuals who were members immediately prior to the transaction or (ii) were not approved for membership on the board of directors of THK by a majority of the members of the board of directors of THK immediately prior to the transaction or (2) a sale of all or substantially all of the assets of THK to a party that is not an Affiliate of THK or RESO Surviving Corporation.

“Change in Control of RESO” means (1) a merger, reorganization or other business combination in which RESO Surviving Corporation is party to but following the transaction, THK does not control the surviving entity or (2) a sale of all, or substantially all, of the assets of RESO Surviving Corporation to a party not controlled by THK or RESO Surviving Corporation.

“Claims of Any Nature” mean liabilities, liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to any loan, claims for salary, bonuses or commissions, unpaid payroll or other taxes, pension obligations, claims alleging discrimination or harassment, claims alleging breach of contract, credit card chargebacks in excess of $1,000, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by RESO or RESO Surviving Corporation at any time, consulting agreements, employment agreements other than the Employment Agreement, severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever.

“Closing” shall mean the delivery of the documents referred to in Article VI and filing of the documents referred to in Article II.

“Closing Date” shall mean the time and date on which the Closing takes place. The Closing shall be held at the offices of Akerman Senterfitt, One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, unless another place is agreed to in writing by the Parties.

“Closing Date FMV” shall mean the average closing price of a share of THK Common Stock on the principal market on which the shares are then traded for the five trading days prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Articles of Merger and Plan of Merger, the Schedules and Exhibits hereto and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnings” means the pre-tax earnings of RESO Surviving Corporation as audited or reviewed, from time to time, by independent registered public accountants selected by THK but excluding (a) the amount of any compensation paid to the Shareholder that exceeds the amount of compensation provided under the Employment Agreement as of the Closing, and (b) the amount of any expense of THK or any Affiliate which is allocated or otherwise charged to RESO Surviving Corporation other than (1) reasonable expenses incurred by THK but allocated and charged to RESO Surviving Corporation and directly related to preparing, auditing or reviewing the financial statements of RESO or RESO Surviving Corporation or to determining, auditing or reviewing the Earnings for any period, or (2) expenses or other charges incurred by THK and arising from or related to any claim asserted by or against RESO or Surviving Corporation (except to the extent that (i) such expenses or other charges have been applied towards the $50,000 limitation set forth in Section 9.2(c) or (ii) THK has received an indemnity payment for such expenses or other charges pursuant to the provisions of Article IX of this Agreement).

“Earnout Period” means the first twelve (12) full calendar quarters following the Closing Date.

“Eight Quarters” means the period of time consisting of the eight (8) full calendar quarters during the Earnout Period (which may be consecutive or not, as the case may be) during which RESO Surviving Corporation’s Earnings are the highest.

“Employee Agreement” means each management, employment, bonus, loan or other extension of credit, change in control, retention, severance, consulting, non-compete, confidentiality, or similar agreement or contract any part of which is in effect on the date of this Agreement or the Closing Date between RESO and any employee pursuant to which RESO provides annual compensation in excess of $50,000 or any severance benefit or annual payment in excess of $25,000.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of RESO, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with RESO, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Employment Agreement” means the Employment Agreement between RESO Surviving Corporation and the Shareholder in the form attached hereto as Exhibit A.

“Environmental Law” means, as enacted and in effect on or prior to the Closing Date, all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 C.F.R. 172, 101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and by subsequent amendments, 42 U.S.C. §9601, et seq. (hereinafter, collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (hereinafter, collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136, et. seq.; the Emergency Planning and Community Right to Know Act of 1986, as amended, 42 U.S.C. §11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (a) all indebtedness of the Person, whether or not contingent, for borrowed money, (b) all obligations of the Person for the deferred purchase price of property or services, (c) all obligations of the Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of creditor or lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Person as lessee under leases that have been or should be recorded as capital leases, in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Person under acceptance, letter of credit or similar facilities, (g) all obligations of the Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Person or any warrants, rights or options to acquire the capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Person, or in effect guaranteed directly or indirectly by the Person through an agreement (1) to pay or purchase the Indebtedness or to advance or supply funds for the payment or purchase of the Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether the property is received or the services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of the Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by the Person, even though the Person has not assumed or become liable for the payment of the Indebtedness.

“Information System” means any combination of Hardware, Software or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,  (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any License Agreement and any license, registered user agreement, technology or material transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by, or for, RESO at any location whatsoever and any prepaid deposits for any of the same terms.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if the individual is actually aware of the fact or other matter, and (b) in the case of a Person (other than an individual) the Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of the Person (or in any similar capacity) has, or at any time had, actual knowledge of the fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each jurisdiction.

“Leased Property” means any property leased by a Person as tenant, together with, to the extent leased by a Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges of any Governmental Authority due for which adequate reserve for payment has been made and which are being diligently contested in good faith; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon RESO pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of the lease; (f) liens granted in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, or (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Property” means any property owned by a Person together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Property” means the Leased Property and the Owned Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to a Person whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Regulation” means any rule or regulation of any Governmental Authority.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration (as such terms are used or defined in the Environmental Laws) of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a Person means any other Person in which the Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by the Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“THK Common Stock” means Common Stock, $.001 par value per share, of THK.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Waste” means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, sludge, solid wastes, special wastes, used oils, and yard trash.

ARTICLE II

THE MERGER

2.1                                 The Merger.  At the Effective Time (as hereinafter defined), in accordance with the laws of the State of Florida and the terms and conditions of the Documents, RESO shall be merged with and into RESO Merger Sub.  From and after the Effective Time, the separate corporate existence of RESO shall cease and RESO Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Florida as a wholly owned subsidiary of THK.  RESO Merger Sub, as the surviving corporation after the Merger, is hereinafter referred to as the “RESO Surviving Corporation.”  At the Closing, (a) THK and RESO Merger Sub shall deliver to RESO and the Shareholder the various documents referred to in Article VI, Section 6.2 and (b) RESO and the Shareholder shall deliver to THK and RESO Merger Sub the various documents referred to in Article VI, Section 6.1.

2.2                                 Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing with the Florida Department of State, in accordance with Florida law, Articles of Merger, with a Plan of Merger attached as an Exhibit thereto, in the respective forms required pursuant to the Florida Business Corporation Act, as amended (the “Florida BCA”), and attached hereto as Exhibit B and made a part hereof (the “Articles of Merger and Plan of Merger”), the date and time of the filings, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”  The Parties hereto shall have taken all necessary steps to pre-clear the Merger with the Florida Department of State in order that on the Closing Date, the Articles of Merger and Plan of Merger may be filed with the Florida Department of State and become effective upon filing.

2.3                                 Effect of the Merger.  At the Effective Time, the Merger shall have the effect set forth in the Florida BCA.

2.4                                 Articles of Incorporation and Bylaws.  From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of the RESO Merger Sub immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of RESO Surviving Corporation until amended in accordance with the respective terms thereof.

2.5                                 Directors and Officers.  The officers of RESO Merger Sub immediately prior to the Effective Time shall be the officers of RESO Surviving Corporation immediately following the Effective Time.  The directors of RESO Merger Sub immediately prior to the Effective Time shall be the directors of RESO Surviving Corporation immediately following the Effective Time.  Each officer and director shall hold office in accordance with the Articles of Incorporation and the Bylaws of RESO Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with RESO Surviving Corporation’s Articles of Incorporation and Bylaws.  So long as he is an officer or director of RESO Surviving Corporation or any Affiliate, the Shareholder shall be indemnified to the same extent as all other officers and directors of RESO Surviving Corporation or any Affiliate.

2.6                                 Effect on RESO Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities: The shares of common stock of RESO, without par value (“RESO Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive, in the aggregate: (i) Two Million Two Hundred Thousand Dollars ($2,200,000) in cash (the “Cash Consideration”); (ii) shares of THK Common Stock having an aggregate value of Two Million Two Hundred Thousand Dollars ($2,200,000), such stock to be valued at the Closing Date FMV (the “Stock Consideration”); and (iii) the Earnout defined in ARTICLE VIII, if earned (the “Earnout Consideration”) (collectively, the “Merger Consideration”), subject to adjustment as set forth in Section 2.10.  From and after the Effective Time, all shares of RESO capital stock shall automatically be canceled and cease to exist, and each holder of a certificate that previously represented any shares of RESO capital stock (collectively, the “RESO Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger Consideration.  If after the Effective Time, any RESO Certificates are presented to RESO Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.  If any RESO Certificates representing shares of RESO capital stock shall have been lost, stolen or destroyed, THK shall issue in exchange for the lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration; provided, however, that THK may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of the lost, stolen or destroyed certificates to deliver a bond in any sum as THK may reasonably direct as indemnity against any claim that may be made against THK or RESO Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.7                                 Cancellation of Shares.  At the Effective Time, each share of RESO common stock either held in RESO’s treasury or owned by any direct or indirect wholly-owned subsidiary of RESO immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8                                 Stock Options; Warrants.  At the Effective Time, each option, warrant or other contractual or other right to purchase or otherwise acquire or convert into shares of RESO common stock granted prior to the Effective Time shall be cancelled, extinguished and terminated and shall not have any right to any portion of the Merger Consideration.

2.9                                 Capital Stock of RESO Merger Sub.  Each share of common stock of RESO Merger Sub, no par value per share (“RESO Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the RESO Surviving Corporation, no par value per share.  From and after the Effective Time, each stock certificate of RESO Merger Sub that previously represented shares of RESO Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of RESO Surviving Corporation.

2.10                           Adjustments to the Consideration.  Without limiting any other provision of this Agreement:

(a)                          If and in the event that on the Closing Date RESO’s aggregate unrestricted cash in its checking and savings accounts does not exceed the aggregate amount of all Indebtedness and Liabilities shown on the Audited Closing Balance Sheet on the Closing Date by at least Fifty Thousand Dollars ($50,000), then the Cash Consideration shall be adjusted downward, dollar-for-dollar, by the amount of such deficit;

(b)                         If and in the event that at any time during the first four (4) full calendar quarters following the Closing Date RESO Surviving Corporation’s aggregate unrestricted cash in its checking and savings accounts exceeds the then aggregate amount of all Indebtedness and Liabilities of RESO Surviving Corporation by at least Two Hundred Fifty Thousand Dollars ($250,000), then the Cash Consideration shall be increased by Thirty Thousand Dollars ($30,000) and such $30,000 shall be immediately paid over by THK to the Shareholder; and

(c)                          the Stock Consideration shall be adjusted, at any time and from time to time prior to the Closing Date, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into THK Common Stock), reorganization, recapitalization or other like change with respect to THK Common Stock effective between the date of this Agreement and the Closing Date provided that the value of said Stock Consideration shall remain at Two Million Two Hundred Thousand Dollars ($2,200,000) valued at the Closing Date FMV.

2.11                           Taking Necessary or Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in RESO Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of RESO and RESO Merger Sub, the officers and directors of RESO Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of RESO Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.  THK shall cause RESO Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III

RESTRICTIONS ON TRANSFER: REGISTRATION

3.1                                 Restrictions on Transfer. All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2                                 Registration. At the Closing, THK and the Shareholder shall enter into a registration rights agreement in the form attached hereto as Exhibit C.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDER AND RESO

In order to induce THK and RESO Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder and RESO each hereby represent and warrant to each of THK and RESO Merger Sub as follows:

4.1                                 Organization and Qualification.  RESO is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on RESO, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on RESO.

4.2                                 Subsidiaries.  RESO does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interests in any Person.

4.3                                 Charter, Bylaws and Corporate Records.  True, correct and complete copies of each of (a) the Articles of Incorporation of RESO as amended and in effect on the date hereof, (b) the bylaws of RESO as amended and in effect on the date hereof, and (c) the minute books of RESO, have been previously made available to THK and RESO Merger Sub.  The minute book contains complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and stockholders of RESO from the date of its incorporation to the date hereof.

4.4                                 Authorization; Enforceability.  RESO has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Documents to which it or he is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of RESO and the Shareholder, and no other action on the part of RESO or the Shareholder is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by RESO and the Shareholder have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, RESO and the Shareholder, respectively, and are enforceable against RESO and the Shareholder in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5                                 No Violation or Conflict.  None of (a) the execution and delivery by RESO and the Shareholder of this Agreement and the other Documents to be executed and delivered by RESO and the Shareholder, (b) the consummation by RESO and the Shareholder of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by RESO and the Shareholder at the Closing, will (1) conflict with or violate the Articles of Incorporation or bylaws of RESO, (2) conflict with or violate any Law, Order or Permit applicable to RESO or the Shareholder, or by which RESO’s properties or the RESO Common Stock are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair RESO’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of RESO except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on RESO.

4.6                                 Governmental Consents and Approvals.  Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Florida, and the notification to the Florida Real Estate Commission with respect to RESO’s licenses, the execution, delivery and performance of this Agreement and the other Documents by RESO and the Shareholder do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7                                 Capital Structure.  The authorized capital stock of RESO consists of 100 shares of common stock, without par value.  As of the date hereof, 100 shares of common stock are issued and outstanding all of which are owned solely by the Shareholder free and clear of all Liens, and no shares of common stock are held in treasury.  Except as described above, there will be no shares of voting or non-voting capital stock, equity interests or other securities of RESO authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the outstanding shares of RESO common stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of RESO having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders of RESO are eligible or required to vote. There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which RESO is a party or bound obligating RESO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of RESO or obligating RESO to issue, grant, extend or enter into any agreement to issue, grant or extend any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of RESO to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of RESO which will survive the Closing.  All of the issued and outstanding shares of RESO capital stock were issued in compliance in all material respects with all applicable federal and state securities laws and are owned solely by the Shareholder.

4.8                                 Financial Statements.  Schedule 4.8 sets forth the unaudited balance sheet of RESO as of March 31, 2005 (the “Unaudited RESO Balance Sheet”), and the related statements of income and cash flow for the three months ended March 31, 2005, the unaudited balance sheet of RESO as of December 31, 2004, and the related statements of income and cash flow and notes thereto for the same fiscal year (collectively, the “Unaudited RESO Financial Statements”). All such Unaudited RESO Financial Statements fairly present the financial condition of RESO as of the dates indicated therein, are complete and correct in all material respects and accurately reflect in all material respects all transactions of the Business.  RESO has retained independent certified public accountants Blackman Kallick Bartelstein LLP (“Blackman Kallick”) of Chicago, Illinois, to prepare audited historical financial statements for RESO per applicable SEC rules and regulations (the “Audited Financials”), including audited balance sheets of RESO as of December 31, 2004 (the “Audited December 31, 2004 Balance Sheet”) and as of the Closing Date (the “Audited Closing Balance Sheet”).

4.9                                 Conduct in the Ordinary Course; Absence of Changes.  Since December 31, 2004, RESO has conducted the Business in the ordinary course, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to result in, a Material Adverse Effect on RESO.

4.10                           Property.

(a)                                  Schedule 4.10(a) lists (1) the street address of each parcel of Owned Property, and (2) any and all leases of all or any portion of any of Owned Property (“Owned Property Leases”). Any parcel of Owned Property that is not subject to an Owned Property Lease is occupied by RESO and is used solely for the conduct of the Business. Schedule 4.10(b) lists for each Owned Property Lease (i) the street address of each parcel subject to an Owned Property Lease, (ii) the identity of the lessor, lessee and current occupant (if different from lessee/lessor) under each Owned Property Lease, (iii) the term, the security deposit, if any, and rental payment terms of the Owned Property Leases (and any subleases) pertaining to each Owned Property Lease, (iv) any commissions due now or in the future on any Owned Property Lease or in connection with an option to extend or renew and (v) any amendments to the Owned Property Leases.

(b)                                 Schedule 4.10(c) lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

(c)                                  RESO has made available to THK and RESO Merger Sub true and correct copies of each deed for each parcel of Owned Property and, to the extent available, for each parcel of Leased Property, and all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Owned Property, the Leased Property, or the operation of the Business thereon or any other uses thereof.

(d)                                 RESO has delivered, or made available to THK and RESO Merger Sub, true and correct copies of all leases and subleases listed in Schedules 4.10(a)-(c) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each Lease:

(1)                                  each Lease is the legal, valid and binding obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(2)                                  none of (a) the execution and delivery by RESO and the Shareholder of this Agreement and the other Documents, (b) the consummation by RESO and the Shareholder of the transactions contemplated by this Agreement and the other Documents, or (c) the performance by RESO and the Shareholder of this Agreement and the other Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair RESO’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease.

(3)                                  neither RESO nor to the Knowledge of RESO, any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of RESO, no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease; and

(4)                                  the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11                           Personal Property.

(a)                                  Schedule 4.11 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property with a cost in excess of $5,000 used in the Business and owned or leased by RESO (the “Tangible Personal Property”).

(b)                                 RESO has delivered or made available to THK and RESO Merger Sub correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto.  With respect to each of such leases:

(1)                                  each lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)                                  neither RESO nor to the Knowledge of RESO, any other party to any lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

(3)                                  none of (a) the execution and delivery by RESO and the Shareholder of this Agreement and the other Documents, (b) the consummation by RESO and the Shareholder of the transaction contemplated by this Agreement and the other Documents, or (c) the performance by RESO or the Shareholder of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair RESO’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease.

(c)                                  All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12                           Board Approval.  The board of directors of RESO has, at a meeting duly called and held at which all directors of RESO were present or by a unanimous written consent:  (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of RESO and its Shareholder; (c) recommended to the shareholders of RESO (1) approval of the Merger and the other transactions contemplated hereby, and (2) approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the shareholders of RESO for their approval and adoption.

4.13                           Insurance.  RESO has furnished, or made available to THK and RESO Merger Sub, true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of RESO relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14                           Permits.  Schedule 4.14 lists all Permits used in or otherwise required to conduct the Business. Each of the Permits is valid and in full force and effect.

4.15                           Taxes.  RESO has validly elected status as a subchapter S corporation pursuant to Sections 1361 and 1362 of the Code for all periods since its incorporation, and has been so classified for state purposes pursuant to analogous state provisions for the same periods and the jurisdictions in which RESO does business listed on Schedule 4.1.  Except as set forth in Schedule 4.15 hereto (a) all Tax Returns and reports in respect of Taxes required to be filed with respect to RESO or the Business have been timely filed, (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid, (c) all such returns and reports are true, correct and complete in all material respects, (d) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of RESO, no basis exists for any such adjustment, (e) there are no pending or, to the Knowledge of RESO, threatened actions or proceedings for the assessment or collection of Taxes against RESO or (insofar as either relates to the activities or income of RESO or the Business or could result in Liability to RESO whether joint or several, or any corporation that was includible in the filing of a return with RESO on a consolidated or combined basis), (f) no consent under Section 341(f) of the Code has been filed with respect to RESO, (g) there are no Tax Liens on any assets of RESO or of the Business, (h) RESO has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, (i) RESO has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (j) RESO has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon RESO’s assets, (l) RESO will not be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, (m) RESO is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes, (n) to the Knowledge of RESO, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to RESO with respect to any period on or before the Closing Date, (o) RESO has not made any “parachute payments” (as that term is defined in Section 280G of the Code), and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any such “parachute payments”, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law), (p) RESO has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law), (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where RESO does not file Tax Returns that RESO is or may be subject to Taxes assessed by such jurisdiction, (r) RESO does not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, (s) true, correct and complete copies of all income and sales Tax Returns filed by RESO for the past two (2) years have been furnished or made available to THK, and (t) RESO will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16                           Labor Matters.

(a)                          The name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of RESO is accurately stated in that certain letter dated the date of this Agreement from the Shareholder to Gerard M. Jacobs, the President and Chief Executive Officer of THK (the “Employee Salaries Letter”).

(b)                         No employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or oral) exist between RESO and any current or former stockholder, officer, director, employee or consultant.

(c)                          RESO is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by RESO and

(1)                                  there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of RESO, threatened by any employee against RESO;

(2)                                  there are no unfair labor practice complaints pending against RESO before the National Labor Relations Board or any other Governmental Authority or involving any current or former employee of RESO;

(3)                                  RESO has complied with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any Governmental Authority and have withheld and paid to any appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of RESO and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(4)                                  RESO has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees provided however that RESO’s employees have until the end of a calendar year to use accrued vacation;

(5)                                  there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of RESO, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by RESO;

(6)                                  there is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of RESO, threatened with respect to RESO; and

(7)                                  there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or, to the Knowledge of RESO, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which RESO has employed or currently employs any Person.

4.17                           Employees and Related Agreements; ERISA.

(a)                          Schedule 4.17 contains a true and complete list of each Employee Plan and each Employee Agreement of RESO.  RESO has no plan or commitment, whether legally binding or not, to establish any new Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Employee Plan or Employee Agreement (except to the extent required by law as previously disclosed to THK, or as required by this Agreement), or has any intention to do any of the foregoing been communicated to employees.

(b)                         RESO has provided to THK (1) current, true and complete copies of each Employee Plan and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto, (2) the two most recent annual actuarial valuations, if any, prepared for each Employee Plan, (3) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Plan or related trust, (4) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees, (5) the most recent determination letter received from the IRS, if any, for each Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code, (6) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, and (7) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan.

(c)                          Except to the extent any action, or failure to take any action, does not have a Material Adverse Effect on RESO, (1) RESO has performed in all material respects all obligations required to be performed by it under each Employee Plan and Employee Agreement and is not in default under or in violation of any Employee Plan or Employee Agreement, (2) each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all requirements of Laws, (3) each Employee Plan intended to qualify under Section 401 of the Code is so qualified and a determination letter has been issued by the IRS to the effect that each Employee Plan is so qualified and that each trust forming a part of any Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the Knowledge of RESO, no circumstances exist which could reasonably be expected to adversely affect this qualification or exemption, (4) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan, (5) there are no actions, proceedings, arbitrations, suits or claims pending or, to the Knowledge of RESO, threatened or anticipated (other than routine claims for benefits), with respect to any Employee Plan or Employee Agreement, (6) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code, (7) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or other Governmental Authority and, to the Knowledge of RESO, no audit or investigation is pending or threatened, (8) no liability under any Employee Plan has been funded or has any obligation been satisfied with the purchase of a contract from an insurance company as to which RESO has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding, (9) RESO has timely deposited and transmitted, or accrued, all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts, and (10) each Employee Plan that allows loans to plan participants has been operated in all material respects in accordance with the plan’s written loan policy; in addition, all outstanding loans from all Employee Plans are current as of the Closing Date, and there are no loans in default.

(d)                         RESO is not the sponsor, and does not maintain, contribute to, or have any liability in respect of, and has never sponsored, maintained, contributed to, or had any liability in respect of, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, or a “multiple employer plan” (within the meaning of Section 413 of the Code).

(e)                          RESO (1) does not maintain or contribute to any Employee Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or otherwise at the expense of the employee, and (2) does not have any obligation or agreement (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or otherwise at the expense of the employee.

(f)                            The execution of, and performance of this Agreement and the transactions contemplated hereby will not constitute an event under any Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(g)                         No Employee Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

(h)                         RESO is not (1) a member of a “controlled group of corporations,” or an “affiliated service group” within the meanings of Sections 414(b) or (m) of the Code, (2) required to be aggregated with any Person under Section 414(o) of the Code, or (3) under “common control,” with any Person within the meaning of Section 4001(a)(14) of ERISA or Section 414(c) of the Code.

(i)                             RESO has complied in all material respects with the requirements of the HIPAA Medical Privacy Regulations with respect to each Employee Plan that is subject to such requirements and with respect to RESO’s status as a “covered entity” as defined therein.

4.18                           Environmental and Health/Safety Matters.

(a)                          To the Knowledge of RESO, it is and has at all times been in material compliance with Environmental Laws applicable to assets used in the Business (“Business

Assets”), and the Business and RESO is not currently liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws.

(b)                         RESO has obtained, or caused to be obtained (except where such failure to obtain, or failure to cause to be obtained, has not resulted in a Material Adverse Effect), and, to the Knowledge of RESO, is in material compliance with, all applicable and material Permits required by Environmental Laws and necessary for the operation of the Business.  Copies of such Permits have been provided to THK.  There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of RESO, threatened by any Governmental Authority or third parties against RESO or any of the Business Assets which question the validity or entitlement of RESO to any Permit wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on RESO.

(c)                          RESO has neither received nor does it have Knowledge of any non compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving RESO, issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on RESO.

(d)                         To the Knowledge of RESO, it has not generated, manufactured, used, recycled, transported, transferred, stored, handled, treated, discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, recycle, transport, transfer, store, handle, treat, discharge, Release or dispose of, Hazardous Substances or other Waste (which, for purposes of this Section 4.18(d) only, Waste shall include white goods and recyclable materials) to or at any location, including property currently or previously owned by it, other than a site lawfully allowed or permitted by the Environmental Laws or other applicable requirements of Laws to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, recycling, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, Release or disposal in material contravention of any Environmental Laws, except such as would not have a Material Adverse Effect on RESO.

(e)                          To the Knowledge of RESO, it neither caused, nor allowed to be caused or permitted, either by action or inaction, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel owned or leased by RESO or to any properties adjacent thereto which would have a Material Adverse Effect on RESO.  To the Knowledge of RESO, there has neither occurred, nor is there presently occurring, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel owned or leased by RESO or to any properties adjacent thereto which would have a Material Adverse Effect on RESO.

(f)                            To the Knowledge of RESO, it has neither generated, handled, manufactured, treated, stored, used, recycled, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, recycle, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to Environmental Laws or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent.  Neither RESO nor the Shareholder has received written notice, and neither RESO nor the Shareholder has Knowledge of any facts which could give rise to any notice, that RESO is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Laws.  RESO has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any parcel owned or leased by RESO.  RESO has not received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of real property or premises where RESO has transported, transferred or disposed of Hazardous Materials or other Wastes.  RESO has neither been required, nor has it undertaken, any response or remedial actions or clean up actions of any kind at the request of any Governmental Authorities or at the request of any other third party.  To the Knowledge of RESO, it has no material liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

(g)                         To the Knowledge of RESO, there are no Aboveground Storage Tanks or Underground Storage Tanks on any Property.  For purposes of this Agreement, the terms “Aboveground Storage Tanks” and “Underground Storage Tanks” shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

(h)                         Schedule 4.18(h) is a true and complete schedule of (1) all material environmental audits, assessments, investigations or occupational health studies, of which RESO has Knowledge, undertaken by, or on behalf of, RESO, relating to or affecting RESO or any of the Real Properties, and (2) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting RESO or any of the Real Properties.

(i)                             Schedule 4.18(i) contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws).  RESO has operated and continues to operate in material compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on RESO.  There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the Knowledge of RESO, threatened against or directly affecting RESO, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with its assets and operations.

(j)                             Schedule 4.18(j) is a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by RESO on any of the Real Properties which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

4.19                           Certain Interests.

(a)                          Except as set forth in Schedule 4.19, no officer, director or stockholder of RESO, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(1)                                  has any direct or indirect financial interest in any competitor, supplier or customer of RESO, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

(2)                                  owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which RESO uses or has used in the conduct of the Business or otherwise; or

(3)                                  has outstanding any Indebtedness to RESO.

(b)                         RESO has no Indebtedness, Liabilities, or any other obligation of any nature whatsoever to, any officer, director or stockholder of RESO or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder, other than for any salary payable in the ordinary cause to the Shareholder or any indemnification obligations pursuant to the Articles of Incorporation and Bylaws of RESO (provided that any such indemnification obligations shall neither reduce any liability of the Shareholder to THK or RESO Surviving Corporation pursuant to this Agreement nor require RESO to reimburse or hold harmless the Shareholder for any of his liabilities to THK or RESO Surviving Corporation pursuant to this Agreement, and provided further that if and to the extent that any such indemnification obligations are deemed or construed to reduce any liability of the Shareholder to THK or RESO Surviving Corporation pursuant to this Agreement or to require RESO to reimburse or hold harmless the Shareholder for any of his liabilities to THK or RESO Surviving Corporation pursuant to this Agreement then and in such event the Shareholder hereby fully waives, settles, releases and forfeits his rights, titles and interests in and under, and all protections and benefits afforded to him by, any such indemnification obligations).

4.20                           Litigation.  There are no Actions pending, or to the Knowledge of RESO, threatened, against, relating to or affecting RESO or the Business before any Court, Governmental Authority,  arbitrator or mediator. Neither RESO nor the Shareholder is subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of RESO or the Business.

4.21                           Intellectual Property.  Except as would not, individually or in the aggregate, have a Material Adverse Effect on RESO (1) RESO owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, (2) to the Knowledge of RESO, the use of any Intellectual Property by RESO does not infringe on or otherwise violate the rights of any Person, (3) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which RESO acquired the right to use any Intellectual Property, and (4) to the Knowledge of RESO, no Person is challenging, infringing on or otherwise violating any right of RESO with respect to any Intellectual Property owned by or licensed to RESO.  As of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on RESO, neither RESO nor the Shareholder has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by RESO and no Intellectual Property owned or licensed by RESO is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of the Intellectual Property.  Schedule 4.21 sets forth a true and complete list of all domain names owned by RESO or the Shareholder.

4.22                           Inventories.  The Inventory of RESO as reflected in the Company Financials are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business.

4.23                           Receivables.  The Receivables of RESO as reflected in the Audited Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a fashion consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business.  The Receivables as reflected in the Audited Financials exceed the Liabilities reflected in the Audited Financials by at least $1.00.  On the Closing Date, RESO shall not have any Liability for amounts owing any lawyer, accountant, advisor, broker or agent retained by RESO or the Shareholder in connection with the transactions contemplated by this Agreement (including any broker listed on Schedule 4.25).

4.24                           Residency; Investment Sophistication; Backgrounds.  The Shareholder (a) is a resident of Florida, (b) is an “accredited” investor as defined in Section 501 of Regulation D promulgated under the Securities Act and capable of evaluating the potential risks of an investment in THK Common Stock, (c) has received, read and understands the public filings of THK with the SEC, including but not limited to THK’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, including the financial statements and “Risk Factors” contained therein, (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of THK, its subsidiaries and RESO Merger Sub, including their respective businesses, management, balance sheets, financial results, prospects and Risk Factors as the Shareholder has deemed appropriate, (e) has retained and has been advised by his own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, and (f) has never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations.

4.25                           Brokers.  Except as set forth on Schedule 4.25, neither RESO nor the Shareholder has employed any financial advisor, broker, finder, consultant or advisor, and neither RESO nor the Shareholder has incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26                           Cash on Hand in Checking and Savings Accounts.  Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which RESO has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of RESO having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by RESO, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.27                           Liabilities and Indebtedness.  On the Closing Date, RESO shall have no Indebtedness or Liabilities, including but not limited to Claims of any nature, except for Indebtedness or Liabilities reflected on the Audited Financials or incurred in the ordinary course of business between December 31, 2004, and the Closing Date (“Approved Liabilities”).

4.28                           Contracts.  That certain letter dated the date of this Agreement from the Shareholder to Gerard M. Jacobs, the President and Chief Executive Officer of THK (the “Contracts Letter”), sets forth a list of all material contracts (oral or written) to which RESO is a party (the “Designated Contracts”), including:

(a)                          any agreement(s) for the provision of educational content or other content used by RESO on its website(s) or otherwise in its Business (the “Content Agreements”);

(b)                         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, in each case not entered into in the ordinary course of business;

(c)                          any agreement concerning a partnership, joint venture or limited liability company venture;

(d)                         any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of its assets, tangible or intangible, in excess of $10,000;

(e)                          any agreement concerning confidentiality or non-competition;

(f)                            any agreement between the Shareholder or his Affiliates and RESO;

(g)                         any agreement under which RESO has advanced or loaned monies to any director, officer, or employee;

(h)                         any agreement which restricts RESO from engaging in the Business anywhere in the world;

(i)                             any settlement or similar agreement, the performance of which will require RESO to pay, or entitles RESO to receive, after the Closing Date consideration in excess of $10,000;

(j)                             any agreement relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

(k)                          any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

(l)                             any contract relating to pending capital expenditures of RESO in excess of $10,000;

(m)                       any agreement under which RESO has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; and

(n)                         any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

RESO has delivered, or made available, to THK, a correct and complete copy of each of the written Designated Contracts listed in the Contracts Letter (as amended to date) including but not limited to the Content Agreements and a written summary setting forth the material terms and conditions of each oral Designated Contract, if any, referred to in the Contracts Letter.  Each of the Designated Contracts including but not limited to the Content Agreements is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).  No party to any of the Designated Contracts including but not limited to the Content Agreements is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under any of the Designated Contracts including but not limited to the Content Agreements.

4.29                           Domain Names.  Prior to the Closing Date, the Shareholder shall have conveyed to RESO all right, title and interest in and to any domain name or other Intellectual Property related to the Business owned individually by him.

4.30                           Spyware/Adware.  To the Knowledge of RESO, it is not aware of any complaints of “adware,” “spyware” or “cookie stuffing” arising from or related to services performed by RESO.  RESO has a “zero tolerance” policy regarding “adware,” “spyware” and “cookie stuffing” and takes commercially reasonable steps to investigate the practices regarding these activities by each of its Affiliates.

4.31                           Compliance with Laws Governing Real Estate Schools in Florida.  RESO and the Shareholder have complied with all applicable laws and administrative rules and regulations governing the conduct of an on-line real estate school in Florida, including the provisions of Chapter 475 of the Florida Statutes and Chapter 61J2 of the Florida Administrative Code.

4.32                           Material Information.  No representation or warranty made by RESO or the Shareholder in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THK AND RESO MERGER SUB

In order to induce the Shareholder and RESO to enter into this Agreement and to consummate the transactions contemplated hereby, THK and RESO Merger Sub each hereby represent and warrant to each of the Shareholder and RESO as follows:

5.1                                 Organization and Qualification.  Each of THK and RESO Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or RESO Merger Sub.  Each of THK and RESO Merger Sub is duly qualified or licensed as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK or RESO Merger Sub.  Each of THK and RESO Merger Sub has made available to the Shareholder and RESO true, complete and correct copies of its Articles of Incorporation and bylaws, each as amended to date.  All of the issued and outstanding shares of capital stock of, or other equity interests in, RESO Merger Sub are (a) duly authorized, validly issued, fully paid, and non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2                                 Capital Structure.  The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock”.  (“THK Preferred Stock”).  As of the date of this Agreement: (1) 33,324,428 shares of THK Common Stock were issued and outstanding, (2) no shares of THK Preferred Stock were issued or outstanding, (3) 2,500,000 shares of THK Common Stock were held in the treasury of THK, and (4) 12,013,089 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK.  All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other indebtedness of THK having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of THK may vote. Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 5.2(b), neither THK nor RESO Merger Sub is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person. All of the issued and outstanding shares of THK Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

5.3                                 Authorization; Enforceability.  Each of THK and RESO Merger Sub has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it is or they are a party. The execution, delivery and performance of this Agreement and the other Documents to which it is or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK and the board of directors and shareholders of RESO Merger Sub, and no other action by either entity or its shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by each of THK and RESO Merger Sub have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4                                 No Violation or Conflict.  None of (a) the execution and delivery by THK and RESO Merger Sub of this Agreement and the other Documents to be executed and delivered by each of THK and RESO Merger Sub, (b) the consummation by each of THK and RESO Merger Sub of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK and RESO Merger Sub at the Closing, will (1) conflict with or violate the Articles of Incorporation or bylaws of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of THK or RESO Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK or RESO Merger Sub except, in the case of clause (2) or (3) above, for any control, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK or RESO Merger Sub.

5.5                                 Governmental Consents and Approvals.  Except as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement and the other Documents by each of

THK and RESO Merger Sub do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6                                 Litigation.  Except as set forth on Schedule 5.6, there are no Actions pending or, to the Knowledge of THK, threatened, against THK or RESO Merger Sub or relating to or affecting the Business before any Court, Governmental Authority, arbitrator or mediator.  Neither THK or RESO Merger Sub is a party to or subject to any Order, agreement or understanding which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of RESO or the Business.

5.7                                 Interim Operations.  RESO Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.8                                 Brokers.  Neither THK nor RESO Merger Sub has employed any financial advisor, broker, finder, consultant or advisor and neither THK nor RESO Merger Sub has incurred and will not incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9                                 Material Information.  No representation or warranty made by THK or RESO Merger Sub in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein no misleading.

ARTICLE VI

CLOSING DELIVERIES/CONDITIONS PRECEDENT

6.1                                 RESO/Shareholder Deliveries. At the Closing, RESO and the Shareholder, to the extent applicable, shall take the following actions:

(a)                          RESO shall deliver to THK, in a form reasonably satisfactory to THK, an affidavit of RESO, issued pursuant to and in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that an interest in RESO is not a U.S. real property interest within the meaning of Section 897 of the Code;

(b)                         The Shareholder shall convey, give, grant, assign and transfer to RESO Surviving Corporation, any and all rights, titles and interests of any nature whatsoever that the Shareholder may have in, or to, the ownership or use of any and all Intellectual Property used in or associated with RESO or the Business and not otherwise transferred to RESO prior to the Closing;

(c)                          The Shareholder shall convey, give, grant, assign and transfer to RESO Surviving Corporation, any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Shareholder may have in, or to any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet, it being expressly acknowledged and agreed by the Shareholder that it is the intent of the Parties and of this Agreement that following the

Merger the Shareholder’s only businesses of any nature whatsoever involving the Internet, will be his interest in THK and RESO Surviving Corporation;

(d)                         The Shareholder shall execute and deliver the Employment Agreement;

(e)                          The Shareholder shall execute and deliver to THK the registration rights agreement in the form set forth in Exhibit C hereto;

(f)                            The Shareholder shall deliver certificates evidencing all of the RESO Common Stock to THK;

(g)                         RESO shall deliver to THK the Audited Financials as of December 31, 2004 and for the year then ended, prepared in accordance with GAAP, and accompanied by a signed, unqualified opinion of Blackman Kallick;

(h)                         RESO shall deliver to THK a certificate, with supporting bank statements, stating the amount of cash on deposit on the Closing Date in unrestricted accounts maintained by RESO;

(i)                             RESO shall deliver all corporate minute books and stock records to THK; and

(j)                             RESO shall deliver to THK a copy of the resolutions duly, validly and unanimously adopted by the board of directors and Shareholder of RESO, certified by the corporate secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

6.2                                 THK/RESO Merger Sub Deliveries. At the Closing, THK and RESO Merger Sub, to the extent applicable shall take the following action:

(a)                          THK shall deliver to the Shareholder the aggregate Cash Consideration described in Section 2.6 subject to the adjustment described in Section 2.10;

(b)                         THK shall deliver to the Shareholder an irrevocable letter of instructions addressed to Colonial Stock Transfer Co. Inc. in regard to the issuance and delivery to the Shareholder of the Stock Consideration in the form set forth as Exhibit D hereto;

(c)                          THK shall deliver Warrant Agreements to the Shareholder in the form set forth as Exhibit E hereto;

(d)                         THK shall cause RESO Surviving Corporation to execute and deliver to the Shareholder the Employment Agreement;

(e)                          THK shall execute and deliver to the Shareholder the registration rights agreement in the form set forth in Exhibit C hereto; and

(f)                            THK and RESO Merger Sub shall deliver to the Shareholder a copy of the resolutions duly, validly and unanimously adopted by the board of directors of each of THK and RESO Merger Sub and by the shareholders of RESO Merger Sub certified by their respective corporate secretary authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

6.3                                 Conditions Precedent.  The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by a Party benefiting from such condition precedent, in its sole discretion:

(a)                          Representations, Warranties and Covenants of the Shareholder and RESO.  The representations and warranties of the Shareholder and RESO contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Shareholder and RESO on or before the Closing shall have been complied with.

(b)                         Representations, Warranties and Covenants of THK and RESO Merger Sub.  The representations and warranties of each of THK and RESO Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by THK and RESO Merger Sub on or before the Closing shall have been complied with.

(c)                          No Adverse Change of RESO.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on RESO.

(d)                         No Adverse Change of THK or RESO Merger Sub.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on THK or RESO Merger Sub.

(e)                          Governmental Approvals.  Any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.  The Articles of Merger and Plan of Merger shall have been filed with the Department of State of the State of Florida.

(f)                            Consents.  Any and all needed consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained, including the approval of the issuance of the Stock Consideration by the American Stock Exchange.

(g)                         No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents.  No Litigation shall be pending or, to the Knowledge of RESO and the Shareholder or THK and RESO Merger Sub, as the case may be, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting RESO or THK shall be pending, and RESO or THK shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(h)                         Audited Financial Statements. Blackman Kallick shall have delivered the Audited Financials as of December 31, 2004 and for the year then ended, to THK, and such Audited Financials shall have been consistent, in THK’s sole discretion, with the Unaudited RESO Financial Statements.

(i)                             Due Diligence. THK shall have completed its due diligence investigation of RESO (including without limitation an examination of corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters), and the results of such investigation shall be satisfactory to THK in its sole discretion.

(j)                             Financing Contingency.  THK shall have successfully raised the $2,200,000 Cash Consideration on terms and conditions acceptable to THK in its sole discretion.

(k)                          Legal Opinion. THK shall have received a legal opinion from Barnett Bolt Kirkwood Long & McBride, in form and substance satisfactory to THK, to the effect that RESO has all permits, approvals, licenses and consents necessary to conduct its Business as currently conducted.

6.4                                 Termination.

(a)                          Any Party benefiting from any particular condition precedent to Closing set forth in Section 6.3 shall have the right to terminate this Agreement in the event that such condition precedent cannot be met.

(b)                         This Agreement shall terminate if the Closing does not occur by July 15, 2005, unless such date is extended by mutual agreement of the Parties.

6.5                                 Business Prior to the Closing Date.  During the period between the signing of this Agreement and the Closing Date, the Shareholder shall operate RESO solely in the ordinary course of Business consistent with past practices, excepting only that the Shareholder may cause RESO to transfer, assign, release or otherwise dispose of cash to the Shareholder.  Except as provided in the preceding sentence, during the period from the signing of this Agreement and the Closing Date there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving RESO and/or the Shareholder, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving RESO and/or the Shareholder.

ARTICLE VII

EMPLOYMENT MATTERS

7.1                                 Current Employees.  The aggregate annual base salary of each person employed by RESO shall be as set forth in the Employee Salary Letter attached hereto as Schedule 7.1; and

7.2                                 Management of Surviving Corporation.  From and after the Effective Time, until his successor is duly elected and qualified, the Shareholder shall serve as President of RESO Surviving Corporation, reporting to the President and the Chief Operating Officer of THK, with authority and responsibility to manage and control the day-to-day operations of RESO Surviving Corporation subject to the overall control of the board of directors of RESO Surviving Corporation and THK.  Specifically:

(a)                          The Shareholder shall have the authority to (1) establish all employee personnel policies involving RESO Surviving Corporation, (2) make all decisions regarding persons employed by RESO Surviving Corporation, (3) establish marketing and service strategies for RESO Surviving Corporation, and (4) to establish and change, from time to time, all policies and practices relating to the pricing of RESO Surviving Corporation products and services.

(b)                         Notwithstanding the provisions of clause (a) above, neither RESO Surviving Corporation, nor any of its subsidiaries may take or agree to take, and the Shareholder shall not cause, assist or participate in any fashion in RESO Surviving Corporation, or any of its subsidiaries taking or agreeing to take, any of the following actions, without the prior express approving vote of the board of directors of RESO Surviving Corporation and THK respectively:

(1)                                  amend the Articles of Incorporation or bylaws of RESO Surviving Corporation;

(2)                                  wind-up, liquidate, dissolve or reorganize RESO Surviving Corporation, or adopt a plan or proposal contemplating any of the foregoing;

(3)                                  approve the annual budget of RESO Surviving Corporation for any fiscal year, or approve any course of action which is likely to cause RESO Surviving Corporation to incur expenses or to make capital expenditures in amounts materially different from the amounts set forth in the relevant budget;

(4)                                  elect or remove corporate officers of RESO Surviving Corporation;

(5)                                  change the base or bonus compensation structure of any of the senior management level employees of RESO Surviving Corporation including the persons named on Schedule 7.1;

(6)                                  enter into, modify or terminate any employment agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any employee of, or consultant to, RESO Surviving Corporation;

(7)                                  issue securities of RESO Surviving Corporation, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for shares of common or preferred stock of RESO Surviving Corporation;

(8)                                  register any securities of RESO Surviving Corporation;

(9)                                  merge, consolidate or combine RESO Surviving Corporation with any other corporation, partnership or other entity;

(10)                            sell assets of RESO Surviving Corporation, other than in the ordinary course of business;

(11)                            purchase, sell or dispose of (in a single transaction or a series of related transactions), lease or acquire stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in RESO Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

(12)                            declare or pay any dividends or any other distribution in respect of any securities of RESO Surviving Corporation, or redeem, acquire or retire any securities;

(13)                            make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in RESO Surviving Corporation’s annual budget approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

(14)                            enter into any contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of RESO Surviving Corporation, or by any relative of any employee of RESO Surviving Corporation;

(15)                            create any committee of the board of directors, or change a committee of the board of directors, of RESO Surviving Corporation;

(16)                            borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in RESO Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

(17)                            mortgage, pledge, grant a security interest, or otherwise encumber the assets of RESO Surviving Corporation (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in RESO Surviving Corporation’s annual budget approved in accordance with this Section 7.2);

(18)                            initiate or settle any lawsuit or arbitration proceeding involving RESO Surviving Corporation, other than actions to collect debts owed to RESO Surviving Corporation;

(19)                            retain independent certified public accountants to audit the books and financial records of RESO Surviving Corporation;

(20)                            issue any press release of any type without the prior written approval of the chief executive officer of THK; or

(21)                            take any action referred to in clauses (1) through (20) above, inclusive, relating to any subsidiary of RESO Surviving Corporation.

ARTICLE VIII

EARNOUT

Following the Closing Date, the Merger Consideration may be increased as follows: The Shareholder is entitled to earn payments (the “Earnout”) if and when the Aggregate Earnings reach the following target levels during the Earnout Period, to be paid one-half (50%) in cash and one-half (50%) in unregistered THK Common Stock valued at the average closing price of a share of THK Common Stock on the principal market on which the shares are then traded on the five (5) last trading days of the most recently concluded full calendar quarter during the Earnout Period, it being understood that the minimum aggregate payments of the Earnout shall be zero dollars ($0) and the maximum aggregate payments of the Earnout shall be Five Hundred Thousand Dollars ($500,000):

The Aggregate Earnings	Earnout Payments
If and when the Aggregate Earnings reach $3,000,000	$100,000
If and when the Aggregate Earnings reach $3,500,000	$100,000
If and when the Aggregate Earnings reach $4,000,000	$100,000
If and when the Aggregate Earnings reach $4,500,000	$100,000
If and when the Aggregate Earnings reach $5,000,000	$100,000

The Earnout payments shall be paid within ten (10) days following the receipt by THK from THK’s independent certified public accountants of audited or reviewed Earnings for each full calendar quarter during the Earnout Period. THK will use its best efforts to ensure that THK’s independent public accountants deliver the audited or reviewed Earnings as soon as possible, but in any event such Earnings will be delivered no later than two (2) business days after the applicable document reflecting such Earnings is filed with the SEC with respect to each full calendar quarter during the Earnout Period.  For purposes of calculating the Earnings, all compensation paid to any employee of RESO Surviving Corporation by any Affiliate of THK shall be treated as a compensation expense of RESO Surviving Corporation.

ARTICLE IX

INDEMNIFICATION

9.1                                 Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitations.

9.2                                 Indemnification.

(a)                          Subject to (c) below, the Shareholder agrees to indemnify and hold harmless THK and RESO Surviving Corporation, and each of their respective successors and assigns, together with all of their officers, directors, employees or agents (collectively, the “THK Indemnified Parties”) from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of (1) any default in the performance by RESO or the Shareholder of any obligation contained in or contemplated by this Agreement, or (2) any material breach by RESO or the Shareholder of a representation or warranty contained in this Agreement, including any schedule delivered to THK or RESO Merger Sub pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholder or RESO pursuant hereto. Without limiting the generality of the immediately preceding sentence, the Shareholder agrees to fully indemnify and hold harmless the THK Indemnified Parties from and against all Claims of Any Nature regarding RESO created or incurred prior to the Closing other than the Approved Liabilities (“Unapproved Liabilities”) until the applicable statutes of limitations expire in regard to such liabilities if such aggregate Unapproved Liabilities exceed Fifty Thousand Dollars ($50,000).  If the Shareholder incurs any liability to any THK Indemnified Party pursuant to this Section 9.2, then THK shall be permitted to apply and offset, dollar-for-dollar, the amount of such liability against the Earnout payments.

(b)                         Subject to (c) below, THK agrees to indemnify and hold harmless the Shareholder and his respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any default in the performance by THK or RESO Merger Sub of any obligation of THK or RESO Merger Sub contained in, or contemplated by, this Agreement, or (2) any material breach of a representation and warranty made by THK or RESO Merger Sub, including any schedule delivered by or on behalf of THK or RESO Merger Sub pursuant hereto or in any certificate or other instrument delivered by or on behalf of THK or RESO Merger Sub pursuant hereto; provided, however, that the limitation in (c) below shall not diminish THK’s obligation to deliver the Merger Consideration or any other consideration otherwise payable to the Shareholder by THK or RESO Surviving Corporation.

(c)                          No amount of Loss or Losses shall be payable by any indemnifying party pursuant to Section 9.2(a), in the case of RESO or the Shareholder, or Section 9.2(b), in the case of THK, unless the aggregate amount of the Loss or Losses that are indemnifiable exceeds $50,000.  Except as otherwise provided in Section 10.1(c), in no event shall the aggregate liability of RESO or the Shareholder under Section 9.2(a) exceed $4,000,000.

(d)                         If an indemnified party recovers a Loss or Losses from an indemnifying party hereunder, the indemnifying party shall be subrogated, to the extent of the recovery, to the indemnified party’s rights against any third party, other than a third party with whom the indemnified party has a material business agreement or arrangement, with respect to the Loss or Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the indemnified party’s policies and except to the extent that the grant of subrogation rights to the indemnifying party is prohibited by the terms of the applicable insurance policy.

(e)                          The amount of any loss or losses owed to any indemnified party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered (it being agreed that, promptly after the realization of any such reductions in the Loss or Losses pursuant hereto, such party shall reimburse the indemnifying party for the reduction for which the party was indemnified prior to the realization of the reduction).

(f)                            Each party hereby acknowledges and agrees that, from and after the Closing and except for claims seeking equitable relief, its sole remedy relating to the Merger, or the other transactions contemplated by this Agreement shall be pursuant to the indemnification provisions of this Article IX.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims, and causes of action it may have against the other parties or their respective representatives and affiliates relating to the Merger or the other transactions contemplated by this Agreement, other than claims seeking equitable relief or for or in the nature of fraud.

(g)                         Any indemnified party seeking indemnification hereunder shall give to the indemnifying party a notice describing in reasonable detail the facts giving rise to the claim for indemnity, an estimate of the Loss including reasonable detail on the assumptions used to calculate the Loss and a summary of the relevant provisions of any agreement, document or instrument executed pursuant hereto or in connection herewith upon which the claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

9.3                                 Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by him or it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith.  Notwithstanding the foregoing, if within ten Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between the parties, the claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of the claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by him or it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE X

TAX MATTERS

10.1                           Tax Returns.

(a)                          Subject to Section 10.1(c), the Shareholder shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to RESO for taxable years or periods ending on or before the Closing Date, and the Shareholder shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the RESO Surviving Corporation for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  The Tax Returns for any taxable years or periods ending on or before the Closing Date shall not be amended without the prior written consent of the Shareholder.

(b)                         From and after the Closing, the Shareholder shall indemnify THK, pursuant to the terms of Article IX, for all (1) Taxes imposed on RESO for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) Taxes of any Person (other than RESO) imposed on RESO as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring before the Closing Date.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of RESO (or Taxes for which RESO is liable) for the portion of the period ending on the Closing Date (for which the Shareholder is liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which RESO holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date.  The limitations on indemnity contained in Section 9.1(c) shall not apply to the obligations set forth in this Section 10.1(b).

(c)                          Notwithstanding anything herein to the contrary, the Shareholder shall be liable for and shall pay, and pursuant to Article IX shall indemnify THK and the RESO Surviving Corporation against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, other than to the extent that any such Taxes are caused solely by any action or inaction of THK, RESO Merger Sub or RESO Surviving Corporation.  The limitations on indemnity contained in Section 9.2(c) shall not apply to the obligations set forth in this Section 10.1(c).

(d)                         THK shall promptly cause the RESO Surviving Corporation to prepare and provide to the Shareholder a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Shareholder to enable the Shareholder to prepare and file all Tax Returns required to be prepared and filed by the Shareholder pursuant to Section 10.1(a).  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of RESO.  THK and the RESO Surviving Corporation shall cause the Tax Package to be delivered to the Shareholder as soon as practicable after the Closing Date.

10.2                           Contest Provisions.

(a)                          THK shall promptly notify the Shareholder in writing upon receipt by THK, the RESO Surviving Corporation or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Shareholder may be liable pursuant to Section 10.1 and Article IX.

(b)                         The Shareholder shall have the right to represent RESO’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of his choice at its expense; provided, however, that the Shareholder shall have no right to represent RESO’s interests in any Tax audit or administrative or court proceeding unless the Shareholder shall have first notified THK in writing of the Shareholder’s intention to do so and shall have agreed with THK in writing that, as between THK and the Shareholder, the Shareholder shall be liable for any Taxes that result from any audit or proceeding.  RESO Surviving Corporation and its representatives shall have the right to fully participate at their expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date.  THK shall have the sole right to defend RESO with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue. Notwithstanding the foregoing, the Shareholder shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, RESO Surviving Corporation or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the sole discretion of THK unless the Shareholder has indemnified THK in a manner acceptable to THK against the effects of any such settlement.

10.3                           Assistance and Cooperation.  After the Closing Date, the Shareholder and THK shall (and cause their respective Affiliates to):

(a)                          assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.1;

(b)                         cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of RESO;

(c)                          make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of RESO;

(d)                         provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of RESO for taxable periods for which the other may have a liability under this Article X;

(e)                          furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)                            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)                         timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X;

(h)                         retain all books and records with respect to Tax matters pertinent to RESO relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i)                             give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

10.4                           S Corporation.  RESO shall not revoke its election to be taxed as an S Corporation within the meaning of Code Sections 1361 and 1362 except as a result of the Merger.  RESO and the Shareholder shall not take or allow any action that would result in the termination of the RESO’s status as a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code except as a result of the Merger.

ARTICLE XI

WARRANTS

11.1                           Grant.  At the Closing, the Shareholder shall be granted warrants to purchase shares of THK Common Stock in accordance with the following terms and conditions:

Number
Of	Exercise	Vesting	Expiration
Shares	Price	Date	Date	Conditions
20,000	(1)	1st anniversary of the Closing	5th anniversary of the Closing	(4), (5), (6)
20,000	(2)	2nd anniversary of the Closing	6th anniversary of the Closing	(4), (5), (6)
20,000	(3)	3rd anniversary of the Closing	7th anniversary of the Closing	(4), (5), (6)

(1) Closing price per share of THK Common Stock on the last trading day prior to the Closing Date.

(2) Closing price per share of THK Common Stock on the last trading day prior to the first anniversary of the Closing Date.

(3) Closing price per share of THK Common Stock on the last trading day prior to the second anniversary of the Closing Date.

(4) Such warrants shall be evidenced by the typical form of employee Warrant Agreement used by THK (a form of which is attached hereto as Exhibit E), and all terms and conditions of such form of Warrant Agreement shall apply to and limit such warrants (for example, and without limiting the generality of the foregoing: as in the case of all employee warrants granted by THK including those issued or to be issued to Gerard M. Jacobs and S. Patrick Martin, the number of shares covered by such warrants, and the strike price per share of such warrants, shall be appropriately adjusted to reflect any and all stock splits, stock dividends, and other corporate events following the date of issuance of such warrants.)

(5) Such warrants shall not become vested and therefore cannot be exercised until the vesting date of such warrants, and such warrants shall terminate immediately in the event that the Shareholder is not continuously employed by a subsidiary of THK, for any reason, from the Closing Date until the vesting date of such warrants.

(6) Such warrants shall terminate if not exercised within thirty (30) days following the Shareholder’s last day of employment by a subsidiary of THK.

11.2                           Warrant.  The form of warrant attached hereto as Exhibit E is the same form as employee warrants that have been issued to all other employees of THK or any Affiliate who have been issued warrants to acquire shares of THK Common Stock. If during the term of the warrants granted hereunder to the Shareholder employees of THK or any Affiliate are granted warrants in the ordinary course of THK’s business containing provisions more favorable to such employees than the comparable provisions contained in the form of warrant attached hereto as Exhibit E, then in such event the warrants granted to the Shareholder hereunder shall be deemed to be amended to include such more favorable provisions.

ARTICLE XII

MISCELLANEOUS

12.1                           Notices.  All notes or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by commercial messenger, (ii) one Business Day following deposit with a recognized overnight courier service, provided deposit occurs prior to the deadline imposed by the service for overnight delivery, or (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and notice is sent by an additional method provided hereunder, in each case above provided the communication is addressed to the intended recipient thereof as set forth below:

If to THK or RESO Merger Sub to:

CGI Holding Corporation d/b/a
Think Partnership Inc.
5 Revere Drive
Suite 510
Northbrook, IL 60062
	Attn:	Gerard M. Jacobs
Fax: 847-562-0178
email: gerry.jacobs@thinkpartnership.com

With a copy to:	Barnett, Bolt, Kirkwood, Long & McBride
601 Bayshore Boulevard
Suite 700
Tampa, Florida 33606
	Attn:	Craig E. Behrenfeld
Fax: 813-354-4509
email: ceb@barnettbolt.com

If to the Shareholder or RESO:

Real Estate School Online Inc.
P.O. Box 630504
Miami, Florida 33163
	Attn:	Perry Johannesburg
Fax:
email:

With a copy to:	Akerman Senterfitt
One Southeast Third Avenue
28th Floor
Miami, Florida 33131-1714
	Attn:	J. Thomas Cookson
Fax: 305-374-5095
email: tom.cookson@akerman.com

12.2                           Entire Agreement.  This Agreement and the other Documents embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

12.3                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

12.4                           Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

12.5                           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

12.6                           Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the Party entitled to the benefits of such terms or provisions. No waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any right, power or remedy, shall preclude any Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of the Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving notice or demand to any other or further action in any circumstances without notice or demand.

12.7                           No Third Party Beneficiary.  Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the indemnified entities and persons referred to in Article IX are expressly acknowledged to be third party beneficiaries of this Agreement.

12.8                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.9                           Publicity.  Neither RESO nor the Shareholder shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law. Neither THK nor RESO Surviving Corporation shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Shareholder, except as required by Law or the rules and regulations of the American Stock Exchange pursuant to advice of THK’s securities counsel.

12.10                     Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Illinois without giving effect to the conflict of law principles thereof.

12.11                     Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, either manually or via facsimile or electronic transmission of signatures,

each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

12.12                     Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13                     Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the costs and expenses, whether or not the Closing shall have occurred.

12.14                     Further Assurances.  At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

12.15                     Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern. Notwithstanding the agreement to arbitrate contained in this Section 12.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

12.16                     Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC.

By:	/s/ Steven P. Martin
Name:	Steven P. Martin
Title:	Vice Chairman

RESO MERGER SUB, INC.

By:	/s/ Scott Mitchell
Name:	Scott Mitchell
Title:	President

REAL ESTATE SCHOOL ONLINE INC.

By:	/s/ Perry Johannesburg
Name:	Perry Johannesburg
Title:	President

/s/ Perry Johannesburg
PERRY JOHANNESBURG